As filed with the Securities and Exchange Commission on February 2, 2005

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHARMION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1521333
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2525 28th Street
Boulder, Colorado 80304
(720) 564-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick J. Mahaffy
President and Chief Executive Officer
Pharmion Corporation
2525 28th Street
Boulder, CO 80301
(720) 564-9100
(Name, address, including zip code, telephone number,
including area code, of agent for service)

Copy to:
Peter H. Jakes, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to distribution or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be	Amount to be	Offering Price	Aggregate Offering	Registration
Registered (1)	Registered (2)	Per Share (3)	Price (3)	Fee
Common Stock, par value $0.001 per share.	1,939,600	$35.92	$69,670,432	$8,201

(1)	This registration statement covers shares of common stock of Pharmion Corporation that may be offered and sold from time to time by the selling stockholder named herein.

(2)	Includes an undetermined number of additional shares of common stock as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low reported sales price per share of our common stock on January 26, 2005, as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued February 2, 2005

1,939,600 Shares

PHARMION CORPORATION

Common Stock

          The shares of common stock of Pharmion Corporation covered by this prospectus may be offered and sold to the public by Celgene Corporation, as the selling stockholder, from time to time, in one or more offerings. We will not receive any of the proceeds from such sales. The selling stockholder will bear all sales commissions and similar expenses.

          See “Risk Factors” on page 2 for a discussion of matters that you should consider before investing in these securities.

          Our common stock is quoted on the Nasdaq National Market under the symbol “PHRM.” On February 1, 2005, the reported last sale price of our common stock was $36.26 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2005

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, pursuant to which the selling stockholder may sell up to 1,939,600 shares of common stock from time to time in one of more offerings.

          This prospectus provides you with a general description of the shares that the selling stockholder may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by the selling stockholder may be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation By Reference” below.

          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

          References in this prospectus to “we,” “us,” “our” or “the Company” mean Pharmion Corporation and its subsidiaries. References in this prospectus to “Celgene” or “the selling stockholder” mean Celgene Corporation.

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FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties and risks, including the risks described in this prospectus and other unforeseen risks. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

          We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The factors listed in the section titled “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

          You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

SUMMARY

About Pharmion

          We are creating a global pharmaceutical company focused on in-licensing, developing and commercializing therapeutic products for the treatment of hematology and oncology patients. We have established our own regulatory, development and sales and marketing organizations covering the U.S., Europe and Australia. We have also developed a third party distributor network to serve the hematology and oncology markets in 22 additional countries throughout Europe, the Middle East and Asia. To date, we have licensed the rights to four products on either a global or regional basis. Vidaza® was approved for marketing in the U.S. in May 2004 and we began selling it on July 1, 2004. We have filed for approval to market Vidaza in Europe and this submission is under review by European regulatory authorities. Two of our other products are also approved for marketing and are being sold by us, Innohep® in the U.S. and Refludan® in Europe and Australia. We are currently selling the fourth product, Thalidomide, in Europe and other international markets on a compassionate use or named patient basis while we pursue full regulatory marketing approval. These products were obtained through licensing arrangements with companies including Pharmacia & Upjohn Company, now a part of Pfizer, Inc., LEO Pharma A/S, Schering AG and Celgene Corporation. With our combination of regulatory, development and commercial capabilities, we intend to continue to build a balanced portfolio of approved and pipeline products targeting the hematology and oncology markets.

          Our principal executive offices are located at 2525 28th Street, Boulder, Colorado 80301, and our telephone number is (720) 564-9100. Our website is located at www.pharmion.com. We do not incorporate the information on our website into this prospectus and you should not consider it a part of this prospectus.

The Offering

          Pursuant to this prospectus, from time to time, Celgene Corporation, the selling stockholder, may sell up to 1,939,600 shares of our common stock in one or more offerings. See “Plan of Distribution” below.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. If any of the following risks occur, the value of our common stock could decline.

Risks Related To Our Business

          We have a history of net losses, and may not achieve or maintain profitability.

          We have incurred net losses since our inception, including a net loss of $20.1 million for the nine months ended September 30, 2004. As of September 30, 2004, we had an accumulated deficit of $140.7 million. We expect to make substantial expenditures to further develop and commercialize our products, including costs and expenses associated with completing clinical trials, seeking regulatory approvals and marketing of our products. We will need to generate significantly greater revenues to achieve and then maintain profitability. As a result, we are unsure when we will become profitable on a sustainable basis, if at all. If we fail to achieve profitability within the time frame expected by investors or securities analysts, the market price of our common stock may decline.

          We have a limited operating history.

          We have a limited operating history. Accordingly, you must consider our prospects in light of the risks and difficulties encountered by companies in the early stage of development. As an early-stage company, we have yet to fully prove our business plan. Vidaza was approved for marketing by the FDA in May 2004 and commercially launched in the United States shortly after that date. Because of the recent introduction of Vidaza, we have limited experience as to the level of sales we can expect to generate.

          We may not receive regulatory approvals for Thalidomide Pharmion 50mg or, outside of the U.S., for Vidaza, or approvals may be delayed.

          Our ability to fully commercialize Thalidomide Pharmion 50mg is subject to regulatory approval by governmental authorities in Europe and our other markets, while our ability to commercialize Vidaza in markets outside the U.S. is subject to regulatory approval by governmental authorities in Europe and elsewhere. We cannot assure you that the results of the clinical trials conducted, we intend to conduct or we are required to conduct for Thalidomide Pharmion 50mg and Vidaza will support our applications for these regulatory approvals. The timing of our submissions, the outcome of reviews by the applicable regulatory authorities in each relevant market, and the initiation and completion of clinical trials are subject to uncertainty, change and unforeseen delays.

          Moreover, favorable results in later stage clinical trials do not ensure regulatory approval to commercialize a product. Some companies that have believed their products performed satisfactorily in clinical trials have nonetheless failed to obtain regulatory approval of their products. We will not be able to market Thalidomide Pharmion 50mg or Vidaza in any country where the drug is not approved, and if Thalidomide Pharmion 50mg or Vidaza is not approved for sale in any market where we have acquired rights to the product, we will only be able to sell it in such market, if at all, on a compassionate use or named patient basis, which may limit sales.

          Thalidomide’s history of causing birth defects may prevent it from becoming commercially successful.

          At the time thalidomide first came on the market in the late 1950’s and into the early 1960’s, it was not known that the drug could cause birth defects in babies born to women who had taken the drug while pregnant. Although no proper census was ever taken, it has been estimated that there were between 10,000 and 20,000 babies born with birth defects as a result of thalidomide. The majority of these births were in the U.K. and Germany, two of our largest target markets for sales of Thalidomide Pharmion 50mg. As a result, thalidomide’s historical reputation in our target markets may present a substantial barrier to its market acceptance. Thalidomide’s potential for causing severe birth defects and its negative historical reputation may limit the extent of its market acceptance among both doctors and patients, despite the efficacy that it has been proven to have in patients afflicted with a number of different diseases. In addition, any report of a birth defect attributed to the current use of thalidomide could result in a material decrease in our sales of thalidomide, and may result in the forced withdrawal of thalidomide from the market.

          Although Vidaza has been approved in the U.S., it may not be commercially successful.

          Vidaza was approved for marketing in the U.S. in May 2004 and we filed for marketing approval in Europe in September of 2004. Although the drug is approved in the U.S., patients and physicians may not readily accept it, which would limit its sales.

          Acceptance will be a function of Vidaza being clinically useful and demonstrating superior therapeutic effect with an acceptable side effect profile as compared to currently existing or future treatments. In addition, even if Vidaza does achieve market acceptance, we may not be able to maintain that market acceptance over time if new products are introduced that are more favorably received than Vidaza or render Vidaza obsolete.

          If the third party manufacturers upon whom we rely fail to produce our products in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of, or be unable to meet demand for, our products and may lose potential revenues.

          We do not manufacture any of our products or product candidates and we do not plan to develop any capacity to do so. We have contracted with third-party manufacturers to manufacture each of our four products. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, especially in scaling up initial production. These problems include difficulties with production costs and yields, quality control and assurance and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our third-party manufacturers may not perform as agreed or may terminate their agreements with us.

          We do not have alternate manufacturing plans in place at this time for any of our products. The number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture bulk drug substance on a commercial scale is extremely limited, and it would take a significant amount of time to arrange for alternative manufacturers. If we need to change to other commercial manufacturers, the FDA and comparable foreign regulators must approve these manufacturers’ facilities and processes prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in or independently develop the processes necessary for the production of our products.

          Any of these factors could cause us to delay or suspend clinical trials, regulatory submissions, required approvals or commercialization of our products or product candidates, entail higher costs and result in our being unable to effectively commercialize our products. Furthermore, if our third-party manufacturers failed to deliver the required commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, and we were unable to promptly find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volume and on a timely basis, we would likely be unable to meet demand for our products and we would lose potential revenues.

          We may not be able to obtain sufficient product liability insurance on commercially reasonable terms or with adequate coverage for Thalidomide Pharmion 50mg.

          Historically, the vast majority of product liability insurers have been unwilling to write any product liability coverage for thalidomide. Although we currently have product liability coverage for Thalidomide Pharmion 50mg that we believe is appropriate, if our sales of this product grow in the future, our current coverage may be insufficient. We may be unable to obtain additional coverage on commercially reasonable terms if required, or our coverage may be inadequate to protect us in the event claims are asserted against us. In addition, we might be unable to renew our existing level of coverage if there were a report of a birth defect attributable to the current use of thalidomide, whether or not sold by us.

          If we breach any of the agreements under which we license commercialization rights to products or technology from others, we could lose license rights that are important to our business.

          We license commercialization rights to products and technology that are important to our business, and we expect to enter into similar licenses in the future. For instance, we acquired our first four products through exclusive licensing arrangements. Under these licenses we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach these license agreements, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. Loss of any of these licenses or the exclusivity rights provided therein could harm our financial condition and operating results.

          Our failure to successfully acquire, develop and market additional product candidates or approved products would impair our ability to grow.

          As part of our growth strategy, we intend to acquire, develop and market additional products and product candidates. Because we neither have, nor currently intend to establish, internal research capabilities, we are dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license products to us. The success of this strategy depends upon our ability to identify, select and acquire the right pharmaceutical product candidates and products. To date, we have in-licensed rights to four products, and our only product acquisitions have been those associated with our acquisition of Laphal.

          Any product candidate we license or acquire may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the Food and Drug Administration, or the FDA, and applicable foreign regulatory authorities. All product candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any products that we develop or acquire that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace.

          Proposing, negotiating and implementing an economically viable acquisition is a lengthy and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition of product candidates and approved products. We may not be able to acquire the rights to additional product candidates and approved products on terms that we find acceptable, or at all.

          We face substantial competition, which may result in others commercializing competing products before or more successfully than we do.

          Our industry is highly competitive. Our success will depend on our ability to acquire, develop and commercialize products and our ability to establish and maintain markets for our products. Potential competitors in North America, Europe and elsewhere include major pharmaceutical companies, specialized pharmaceutical companies and biotechnology firms, and other research institutions. Many of our competitors have substantially greater research and development capabilities and experience, and greater manufacturing, marketing and financial resources, than we do. Accordingly, our competitors may develop or license products or other novel technologies that are more effective, safer or less costly than our existing products or products that are being developed by us, or may obtain regulatory approval for products before we do. Clinical development by others may render our products or product candidates noncompetitive.

          Other pharmaceutical companies may develop generic versions of our products that are not subject to patent protection or otherwise subject to orphan drug exclusivity or other proprietary rights. Governmental and other pressures to reduce pharmaceutical costs may result in physicians writing prescriptions for these generic products. Increased competition from the sale of competing generic pharmaceutical products could cause a material decrease in revenue from our products.

          The primary competition for our products currently are:

•	Thalidomide Pharmion 50mg: Velcade™, from Millennium Pharmaceuticals Inc., and Revlimid™, from Celgene Corporation;

•	Vidaza: Thalomid® and Revlimid™, each from Celgene, and Dacogen, from Supergen Inc. with marketing rights held by MGI Pharma, Inc.;

•	Innohep: Lovenox®, from Aventis, Fragmin®, from Pharmacia Corporation and Arixtra, from Sanofi-Synthelabs; and

•	Refludan: Argatroban, from GlaxoSmithKline plc.

          Our failure to raise additional funds in the future may affect the development and sale of our products.

          Our operations to date have generated substantial and increasing needs for cash. The development and approval of our product candidates and the acquisition and development of additional products or product candidates by us, as well as the expansion of our sales, marketing and regulatory organizations, will require a commitment of substantial funds. Our future capital requirements are dependent upon many factors and may be significantly greater than we expect.

          We believe, based on our current operating plan, including anticipated sales of our products, that our cash, cash equivalents and short-term investments will be sufficient to fund our operations for the foreseeable future. If we acquire additional products or product candidates, we may need to sell additional equity or debt securities. If we are unable to obtain this additional financing, we may be required to delay the acquisition of additional products, thereby limiting our ability to execute our growth strategy.

          We may not be able to manage our business effectively if we are unable to attract and retain key personnel.

          Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on our senior management, especially Patrick J. Mahaffy, our President and Chief Executive Officer, and Judith A. Hemberger, our Executive Vice President and Chief Operating Officer, whose services are critical to the successful implementation of our product acquisition, development and regulatory strategies. If we lose their services or the services of one or more of the other members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. We are not aware of any present intention of any of these individuals to leave our company. We do not maintain key person life insurance on any of the members of our senior management. Replacing key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel.

          We have only limited patent protection for our current products, and we may not be able to obtain, maintain and protect proprietary rights necessary for the development and commercialization of our products or product candidates.

          Our commercial success will depend in part on obtaining and maintaining a strong proprietary position for our products both in the U.S., Europe and elsewhere. Of our four current products, only Thalidomide Pharmion 50mg and Refludan® currently have any patent protection under issued patents. As a result, we must rely in large part on orphan drug exclusivity, trade secrets, process patents, know-how and continuing technological innovations to protect our intellectual property and to enhance our competitive position. Even if we are granted orphan drug exclusivity, competitors are not prohibited from developing or marketing different drugs for an indication. As a result, the competitive advantage gained by orphan drug exclusivity can be overcome by other products. Until we are granted a marketing authorization, while we are selling Thalidomide Pharmion 50mg on a compassionate use and named patient basis, we do not have orphan drug exclusivity, which means competitors may sell thalidomide in our markets.

          We also rely on protection derived from trade secrets, process patents, know-how and technological innovation. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets, know-how and other proprietary information could harm our operating results, financial condition and future growth prospects. Furthermore, others may have developed, or may develop in the future, substantially similar or superior know-how and technology.

          We intend to seek patent protection whenever it is available for any products or product candidates we acquire in the future. However, any patent applications for future products may not issue as patents, and any patent issued on such products may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued on products we may acquire in the future may not be sufficiently broad to prevent third parties from commercializing competing products. In addition, the laws of various foreign countries in which we compete may not protect the intellectual property on which we may rely to the same extent as do the laws of the U.S. If we fail to obtain adequate patent protection for our products, our ability to compete could be impaired.

          Fluctuations in our operating results could affect the price of our common stock.

          Our operating results may vary significantly from period to period due to many factors, including the amount and timing of sales of our products, the availability and timely delivery of a sufficient supply of our products, the timing and expenses of preclinical and clinical trials, announcements regarding clinical trial results and product introductions by us or our competitors, the availability and timing of third-party reimbursement and the timing of regulatory submissions and approvals. If our operating results do not match the expectations of securities analysts and investors as a result of these and other factors, the trading price of our common stock will likely decrease.

          We may undertake acquisitions in the future and any difficulties from integrating such acquisitions could damage our ability to attain or maintain profitability.

          We may acquire additional businesses, products or product candidates that complement or augment our existing business. To date, our only experience in acquiring and integrating a business involved our acquisition of Laphal in March 2003. Integrating any newly acquired business or product could be expensive and time-consuming. We may not be able to integrate any acquired business or product successfully or operate any acquired business profitably. Moreover, we may need to raise additional funds through public or private debt or equity financing to make acquisitions, which may result in dilution for stockholders and the incurrence of indebtedness.

          Our business is subject to economic, political, regulatory and other risks associated with international sales and operations.

          Since we sell our products in Europe, Australia and many additional countries, our business is subject to risks associated with conducting business internationally. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, a number of our suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	difficulties in compliance with foreign laws and regulations;

•	changes in foreign regulations and customs;

•	changes in foreign currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by the U.S. or foreign governments;

•	negative consequences from changes in tax laws;

•	difficulties associated with staffing and managing foreign operations;

•	longer accounts receivable cycles in some countries; and

•	differing labor regulations.

Risks Related To Our Industry

          Our ability to generate revenue from our products will depend on reimbursement and drug pricing policies and regulations.

          Our ability to achieve acceptable levels of reimbursement for drug treatments by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, product candidates. We cannot be sure that reimbursement in the U.S., Europe or elsewhere will be available for any products we may develop or, if already available, will not be decreased or eliminated in the future. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products, and may not be able to obtain a satisfactory financial return on our products.

          Third-party payors increasingly are challenging prices charged for medical products and services. Also, the trend toward managed health care in the U.S. and the changes in health insurance programs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could harm our ability to sell any products that are successfully developed by us and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect this legislation or regulation would have on our business. In the event that governmental authorities enact legislation or adopt regulations which affect third-party coverage and reimbursement, demand for our products may be reduced thereby harming our sales and profitability.

          If product liability lawsuits are brought against us, we may incur substantial liabilities.

          The clinical testing and commercialization of pharmaceutical products involves significant exposure to product liability claims. If losses from such claims exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be harmed.

          If our promotional activities fail to comply with the regulations and guidelines of the various relevant regulatory agencies, we may be subject to warnings or enforcement action that could harm our business.

          Physicians may prescribe drugs for uses that are not described in the product’s labeling for uses that differ from those tested in clinical studies and approved by the FDA or similar regulatory authorities in other countries. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications on the subject of off-label use. Companies cannot actively promote approved drugs for off-label uses, but in some countries outside of the E.U. they may disseminate to physicians articles published in peer-reviewed journals that discuss off-label uses of approved products. To the extent allowed, we may disseminate peer-reviewed articles on our products to our physician customers. We believe our promotional activities are currently in compliance with the regulations and guidelines of the various regulatory authorities. If, however, our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. Furthermore, if the discussion of off-label use in peer-reviewed journals, or the dissemination of these articles, is prohibited, it may harm demand for our products.

          We are subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

          The testing, development and manufacturing of our products are subject to regulation by numerous governmental authorities in the U.S., Europe and elsewhere. These regulations govern or affect the testing, manufacture, safety, labelling, storage, record-keeping, approval, advertising and promotion of our products and product candidates, as well as safe working conditions and the experimental use of animals. Noncompliance with any applicable regulatory requirements can result in refusal of the government to approve products for marketing, criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, prohibitions or limitations on the commercial sale of products or refusal to allow us to enter into supply contracts. Regulatory authorities typically have the authority to withdraw approvals that have been previously granted.

          The regulatory requirements relating to the manufacturing, testing, and marketing of our products may change from time to time. For example, at present, member states in the E.U. are in the process of incorporating into their domestic laws the provisions contained in the E.U. Directive on the implementation of good clinical practice in the conduct of clinical trials. The Directive imposes more onerous requirements in relation to certain aspects of the conduct of clinical trials than are currently in place in many member states. This may impact our ability to conduct clinical trials and the ability of independent investigators to conduct their own research with support from us.

Risks Related to Our Common Stock

          Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a change in control or management of Pharmion.

          Our amended and restated certificate of incorporation and bylaws contain provisions which could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors, each of which certificate of incorporation provisions can only be amended or repealed upon the consent of 80% of our outstanding shares. Our amended and restated certificate of incorporation allows our board of directors to issue up to 10,000,000 shares of preferred stock. The board can determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. As a result, our board of directors could make it difficult for a third party to acquire a majority of our outstanding voting stock, for example by adopting a stockholders’ rights plan.

          Our amended and restated certificate of incorporation also provides that the members of the board are divided into three classes. Each year the terms of approximately one-third of the directors will expire. Our bylaws do not permit our stockholders to call a special meeting of stockholders. Under our bylaws, only our Chief Executive Officer, Chairman of the Board or a majority of the board of directors are able to call special meetings. The staggering of directors’ terms of office and the limitation on the ability of stockholders to call a special meeting may make it difficult for stockholders to remove or replace the board of directors should they desire to do so. Since management is appointed by the board of directors, any inability to effect a change in the board may result in the entrenchment of management. Our bylaws also require that stockholders give advance notice to our Secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting. These provisions may delay or prevent changes of control or management, either by third parties or by stockholders seeking to change control or management.

          We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

          Our stock price has been and may continue to be volatile and your investment in our common stock could suffer a decline in value.

          We only recently completed our initial public offering. An active trading market for our common stock may not continue to develop or be sustained. Since our initial public offering, the price of our common stock as reported by the Nasdaq National Market has ranged from a low of $11.00 to a high of $58.49.

          Some specific factors that may have a significant effect on our common stock market price include:

•	actual or anticipated fluctuations in our operating results;

•	our announcements or our competitors’ announcements of clinical trial results or new products;

•	changes in our growth rates or our competitors’ growth rates;

•	the timing or results of regulatory submissions or actions with respect to our products;

•	public concern as to the safety of our products;

•	changes in health care, drug pricing or reimbursement policies in a country where we sell our products;

•	our inability to raise additional capital;

•	conditions of the pharmaceutical industry or in the financial markets or economic conditions in general; and

•	changes in stock market analyst recommendations regarding our common stock, other comparable companies or the pharmaceutical industry generally.

     If our officers, directors and the venture capital firms with which they are affiliated choose to act together, they could significantly influence matters requiring approval by stockholders and their interests might not always coincide with the interests of other stockholders.

     Our officers and directors, and the venture capital firms with which certain of our directors are affiliated, beneficially own approximately 17% of our common stock. Accordingly, were these stockholders to act together they would have significant influence on all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

USE OF PROCEEDS

          The proceeds from the sale of common stock pursuant to the prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

     The prospectus covers offers and sales of 1,939,600 shares of our common stock by Celgene.

     The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of January 27, 2005 by Celgene.

Maximum
Number
Shares owned Prior to any Offering		of Shares Being	Shares Owned After the Completion of
under this Prospectus		Sold Under this	the Offering(s) under this Prospectus (1)
Number	Percentage (2)	Prospectus	Number	Percentage (2)
1,939,600	6.1%	1,939,600	0	0%

(1) Assuming that Celgene sells the maximum number of shares registered under this prospectus.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which Celgene has sole or shared voting power or investment power and also any shares that Celgene has the right to acquire within 60 days after January 27, 2005 through the exercise of any stock options or other rights. To our knowledge, Celgene has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages of beneficial ownership are based on 31,809,150 shares of our common stock outstanding as of January 27, 2005 (assuming no exercise of outstanding stock options after that date). We do not know when or in what amounts Celgene may offer shares for sale. Celgene might not sell any or all of the shares offered by this prospectus. Because Celgene may offer all or some of the shares pursuant to this prospectus, we cannot estimate the number of the shares that will be held by Celgene after completion of any offering. For purposes of this table only, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by Celgene.

Relationship and Agreements with Celgene

     In November 2001, we issued warrants to Celgene to purchase in the aggregate 1,701,805 shares of Series B preferred stock at an exercise price of $2.09 per share of Series B preferred stock. In November 2003, these warrants were converted to warrants to purchase in the aggregate 425,452 shares of common stock at an exercise price of $8.36 per share. In September 2004, these warrants were exercised.

     In April 2003, we issued warrants to Celgene to purchase in the aggregate 363,637 shares of common stock at an exercise price of $11.00 per share. In September 2004, these warrants were exercised.

     In April 2003, we issued a promissory note to Celgene in the aggregate principal amount of $12,000,000 due April 8, 2008. The promissory note accrued interest at a rate of 6% per annum and was convertible into common stock at a price of $11.00 per share. The note was converted into 1,150,511 shares of common stock on March 1, 2004.

     We have licensed rights relating to the use of thalidomide from Celgene and separately have a thalidomide supply agreement with Celgene UK Manufacturing II Limited (formerly known as “Penn T Limited”), or CUK. The territory licensed from Celgene is for all countries other than the United States, Canada, Mexico, Japan and all provinces of China (except Hong Kong), or the “Territory”. More specifically, under agreements with Celgene, we obtained the rights in the Territory to Celgene’s formulation of thalidomide, Thalomid®, exclusive licenses or sublicenses for the intellectual property owned or licensed by Celgene relating to thalidomide, as well as all existing and future clinical data relating to thalidomide developed by Celgene, and an exclusive license to employ Celgene’s patented and proprietary S.T.E.P.S. program in connection with the distribution of thalidomide in the Territory. Under agreements with CUK, CUK supplies to us a formulation of thalidomide that we sell in certain territories licensed to us by Celgene. We pay (i) Celgene a royalty/license fee of 8% on our net sales of thalidomide under the terms of the license agreements and (ii) CUK product supply payments equal to 15.5% of our net sales of thalidomide under the terms of the product supply agreement. In connection with our ongoing relationship with Celgene, and to further the clinical development of thalidomide, particularly in multiple myeloma, we have also agreed to fund an aggregate of $10 million, including amounts remaining under the initial 2003 clinical trials agreement, of Celgene’s clinical trial development costs for clinical studies of thalidomide incurred between January 1, 2005 and December 31, 2007. The agreements with Celgene and CUK each have a ten-year term running from the date of receipt of our first regulatory approval for thalidomide in the United Kingdom. In October of 2004, Celgene acquired CUK.

     Celgene is a party to that certain Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, as amended April 8, 2003, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock, as amended.

PLAN OF DISTRIBUTION

     We are registering 1,939,600 shares of common stock on behalf of the selling stockholder. The selling stockholder may sell the shares from time to time in one or more transactions on the Nasdaq National Market or otherwise, at market prices prevailing at the time of sale, at a fixed offering price which may be changed, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may, subject to market conditions, dispose of its entire holding of our common stock shortly after the registration statement relating to this prospectus is declared effective. The shares may be sold at various times by one or more means, including but not limited to the following:

•	through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchaser or such other persons who may be effecting sales hereunder) for resale to the public or to institutional investors at various times;

•	through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as pincipal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

•	in private transactions other than exchange or quotation service transactions;

•	short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

•	hedging transactions, including, but not limited to:

•	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares to close out its short position;

•	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

•	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

•	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

•	offerings directly to one or more purchasers, including institutional investors;

•	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	through distribution to the securityholders of the selling stockholder;

•	by pledge to secure debts and other obligations;

•	through a combination of any such methods of sale; or

•	through any other method permitted under applicable law and not otherwise prohibited by this prospectus.

     The selling stockholder also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided it meets the criteria and conforms to the requirements of Rule 144.

     The selling stockholder may offer and sell shares other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

     To the extent required, a prospectus supplement will set forth the terms of any offering of the shares by the selling stockholder including but not limited to the following:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them; and

•	the public offering price of the shares and the proceeds to the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales.

     The selling stockholder will bear all underwriting discounts and selling commissions and fees and disbursements of their own counsel related to the sale of the shares. In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. We have agreed to pay substantially all of the other expenses incidental to the registration, offering and sale of the shares.

     If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent.

     The selling stockholder may sell the shares through agents from time to time. To the extent required, the prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions the selling stockholder pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

     Agents and underwriters may be entitled to indemnification by the selling stockholder and/or us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the selling stockholder and/or us in the ordinary course of business.

     Any underwriters, broker-dealers or agents participating in the distribution of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

LEGAL MATTERS

     The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Willkie Farr & Gallagher LLP, New York, New York. Peter H. Jakes, a partner at Willkie Farr & Gallagher LLP, owns 9,202 shares of our common stock, as a joint tenant with his spouse.

EXPERTS

     The consolidated financial statements of Pharmion Corporation appearing in Pharmion Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the common stock being offered pursuant to this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us or Celgene and the shares of common stock offered pursuant to this prospectus, you should refer to the registration statement and its exhibits.

     Our annual reports on Form 10-K, along with all other reports and amendments filed with or furnished to the SEC are publicly available free of charge on the investor relations section of our website as soon as reasonably practicable after we file such materials with, or furnish them to, the SEC. Our website is located at http://www.pharmion.com. The information on our website is not part of this or any other report that we file with, or furnish to, the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any documents we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

     We are incorporating by reference in the prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference our documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement of which this prospectus is a part and before the effective date of the registration statement or after the date of such initial registration statement until all of the securities offered under this prospectus are sold.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	Our Current Reports on Form 8-K dated February 12, 2004, February 23, 2004, March 10, 2004, May 4, 2004, May 5, 2004, May 20, 2004, May 21, 2004, June 9, 2004, July 1, 2004, July 2, 2004, August 4, 2004, September 22, 2004, September 27, 2004, October 15, 2004, October 18, 2004, October 26, 2004, December 9, 2004, December 15, 2004 and January 12, 2005; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on October 30, 2003, including any amendment or report filed for the purpose of updating such description.

       You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pharmion Corporation
2525 28th Street
Boulder, CO 80301
(720) 564-9100
Attn: Investor Relations

     You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling stockholder have authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions. All of the expenses set forth below shall be borne by us.

SEC Registration Fee	$8,201
Legal Fees and Expenses	10,000	*
Accounting Fees and Expenses	10,000	*
Miscellaneous	5,000	*

Total	$33,201

*	Estimated and subject to future contingencies

Item 15. Indemnification of Directors and Officers

     Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, by reason of the fact that he is or was a director or officer of Pharmion, against all expenses (including attorneys’ fees), judgments, and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with the action or proceeding and any related appeal. Reference is made to Section 145 of the Delaware General Corporate Law for a full statement of these indemnification rights.

     We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 16. Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1**	Specimen Stock Certificate.

4.2**	Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock.

4.3**	Series C Omnibus Amendment Agreement, dated as of October 11, 2002 to Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock.

4.4**	Amendment, dated as of April 8, 2003 to Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock.

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Willkie Farr & Gallagher LLP (included their opinion filed as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

Exhibit No.	Description
24.1	Power of Attorney (included on the signature pages hereto).

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement, by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an underwritten offering.

**	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-108122) and amendments thereto, declared effective November 5, 2003.

Item 17. Undertakings

     (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual reports of Pharmion Corporation pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, if any, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in such the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       (d) The undersigned registrant hereby further undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Boulder, the state of Colorado, on the 31st day of January, 2005.

PHARMION CORPORATION

By:	/s/ Patrick J. Mahaffy

Name: Patrick J. Mahaffy
Title: President and Chief Executive Officer

POWER OF ATTORNEY

     The undersigned officers and directors of Pharmion Corporation hereby severally constitute and appoint Patrick J. Mahaffy and Erle T. Mast and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick J. Mahaffy	President and Chief Executive Officer; Director	January 31, 2005
(Principal Executive Officer)
Patrick J. Mahaffy

/s/ Judith A. Hemberger	Executive Vice President and Chief Operating	January 31, 2005
Officer; Director
Judith A. Hemberger

/s/ Erle T. Mast	Chief Financial Officer (Principal Financial	January 31, 2005
Officer and Principal Accounting Officer)
Erle T. Mast

/s/ Brian Atwood	Director	January 31, 2005

Brian Atwood

/s/ James Blair	Director	January 31, 2005

James Blair

Signature	Title	Date

/s/ James Barrett	Director	January 31, 2005

James Barrett

/s/ Cam L. Garner	Director	January 31, 2005

Cam L. Garner

/s/ Edward J. McKinley	Director	January 31, 2005

Edward J. McKinley

/s/ Thorlef Spickschen	Director	January 31, 2005

Thorlef Spickschen

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1**	Specimen Stock Certificate.

4.2**	Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock.

4.3**	Series C Omnibus Amendment Agreement, dated as of October 11, 2002 to Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock.

4.4**	Amendment, dated as of April 8, 2003 to Amended and Restated Investors’ Rights Agreement, dated as of November 30, 2001, by and among the Registrant, the founders and the holders of the Registrant’s Preferred Stock.

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Willkie Farr & Gallagher LLP (included their opinion filed as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages hereto).

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement, by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an underwritten offering.

**	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-108122) and amendments thereto, declared effective November 5, 2003.